EXHIBIT 99

NEWS RELEASE	For Additional Information Contact:
David A. Zuege (414) 327-1700
For Immediate Release

OILGEAR REPORTS FIRST QUARTER RESULTS

Milwaukee, Wis., May 11, 2004.… The Oilgear Company (NASDAQ:OLGR) today reported sales and earnings for the first quarter ended March 31, 2004.

The manufacturer of fluid power components and electronic controls posted sales of $21,291,000 for the first quarter of 2004, a 5.3% increase from sales of $20,213,000 for the same period in 2003. The company reported net earnings of $10,000 or $0.00 per diluted share for the first quarter of 2004, compared to a loss of $969,000 or $0.50 per diluted share for the first quarter of 2003.

Orders in the first quarter of 2004 were $26.2 million, up 10.6% from the first quarter of 2003 and up 48.9% from orders in the fourth quarter of 2003. The backlog grew to $33.9 million at the end of the first quarter of 2004, a 17.1% increase from the backlog of $28.9 million at the end of 2003.

“The domestic fluid power industry experienced a solid recovery in the first quarter of 2004. U.S. orders for hydraulic equipment were up 32% over the first quarter of 2003, according to data provided by the National Fluid Power Association (NFPA). U.S. shipments for the first quarter of 2004 were up 16% over the same period last year, according to NFPA data,” said David A. Zuege, president and chief executive officer of Oilgear. “In Oilgear’s domestic segment, orders for the first quarter of 2004 were up 30% over the same period in 2003 and shipments increased 15% in the first quarter of 2004 compared to the first quarter of 2003. This positive trend has continued into the second quarter, with orders for April of 2004 up by more than 40% over April of 2003,” said Zuege.

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At the annual meeting of shareholders held today, the shareholders elected Dale C. Boyke, Michael C. Sipek and Frank L. Schmit as directors to serve until the annual meeting of 2007.

A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following could impact the business and financial prospects of the Company: factors affecting the economy generally, including the financial and business conditions of the Company’s customers, the demand for customers’ products and services that utilize the Company’s products, and national and international events; factors affecting the Company’s financial performance or condition, including restrictions or conditions imposed by current or prospective lenders, tax legislation, and changes in accounting principles; factors affecting percentage of completion contracts, including the accuracy of estimates and assumptions regarding the timing and levels of costs to complete those contracts; factors affecting the Company’s international operations, including fluctuations in currencies, changes in laws and political or financial insecurity of foreign governments; factors affecting the Company’s ability to hire and retain competent employees, including unionization of non-union employees and strikes or work stoppages; any further decrease in stock price as a result of market conditions; changes in the law or standards applicable to the Company, including environmental laws and accounting pronouncements; availability of raw materials; unanticipated technological developments that result in competitive disadvantages and may impair existing assets; and factors set forth in the Company’s periodic reports filed with the SEC in accordance with the Securities Exchange Act. Shareholders, potential investors and other readers are urged to consider these factors and those set forth in the Company’s filings with the SEC carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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The Oilgear Company
Consolidated Condensed Operating Statement
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net sales	$21,291,000	$20,213,000
Cost of sales	16,101,000	15,989,000

Gross profit	$5,190,000	$4,224,000
Selling, general and administrative expenses	4,670,000	4,897,000

Operating income (loss)	$520,000	$(673,000)

Interest expense	330,000	328,000
Other non-operating income, net	(46,000)	169,000

Earnings (loss) before income taxes	144,000	(832,000)
Income tax expense	113,000	121,000

Net earnings (loss) before minority interest	31,000	(953,000)
Minority Interest	21,000	16,000

Net earnings (loss)	$10,000	$(969,000)

Basic earnings (loss) per share of common stock	$0.00	$(0.50)

Diluted earnings (loss) per share of common stock	$0.00	$(0.50)

Basic weighted average outstanding shares	1,958,000	1,955,000
Diluted weighted average outstanding shares	1,982,000	1,955,000

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The Oilgear Company
Consolidated Condensed Balance Sheet
(Unaudited)

	March 31, 2004	December 31, 2003

ASSETS
Current Assets
Cash and cash equivalents	$4,954,000	$6,236,000
Accounts receivable	15,852,000	15,476,000
Inventories	26,797,000	23,647,000
Other current assets	2,160,000	2,988,000

Total current assets	$49,763,000	$48,347,000

Net property plant and equipment	19,423,000	19,896,000
Other assets	2,146,000	2,196,000

	$71,332,000	$70,439,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current debt	$4,197,000	$4,250,000
Accounts payable	9,349,000	8,249,000
Other current liabilities	9,025,000	8,430,000

Total current liabilities	$22,571,000	$20,929,000

Long-term debt	19,035,000	19,586,000
Unfunded employee retirement plan costs	15,989,000	15,845,000
Unfunded post-retirement health care costs	8,065,000	8,200,000
Other non-current liabilities	814,000	916,000

Total liabilities	$66,474,000	$65,476,000

Minority interest in consolidated subsidiary	958,000	938,000
Shareholders’ equity	3,900,000	4,025,000

	$71,332,000	$70,439,000